Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No.’s 333-154522, 333-145459, 333-129011, 333-85822, and 333-164230 of International Paper Company on Form S-8 of our report dated June 29, 2011, appearing in the Annual Report on Form 11-K of International Paper Company Hourly Savings Plan for the years ended December 31, 2010 and 2009.

/s/ Deloitte & Touche, LLP

Memphis, TN

June 29, 2011